EXHIBIT 10.01
                      EMPLOYMENT AGREEMENT
                      --------------------

This Agreement made effective as of the 1st day of August, 1998 between Calorimetry Sciences Corporation of Provo, Utah
(hereinafter referred to as "CSC") and Dennis R. Hunter,
(hereinafter referred to as the "Dennis").

                          W I T N E S E T H:
                          - - - - - - - - -

In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, CSC and Dennis agree as follows:

1. EMPLOYMENT.
-------------
CSC hereby employs Dennis, and he hereby accepts such employment, to perform the Services as hereinafter defined.

2. TERM OF EMPLOYMENT.
---------------------
The Term of this Agreement shall begin on the date first above written, and shall end five years thereafter. If CSC or Dennis chooses not to renew this agreement or not to negotiate a new agreement, CSC will give Dennis a temporary extension of this contract for up to one year to give him time to find alternate employment. Such an extension shall be under the same terms and conditions as this Agreement and will terminate as soon as Dennis finds another similar position or in one year whichever is sooner. CSC, at its sole discretion, may at the end of the fifth year pay Dennis one year base compensation and terminate this agreement rather than give the one year extension.

3. SERVICES.
-----------
     (1) Duties and Title. Dennis shall devote substantial time and attention to the affairs of CSC as necessary to perform such duties as may be assigned to him as Chairman, President and CEO of CSC, from time to time, by the Board of Directors. If Dennis' title or duties should change during the term of this Agreement, such change

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shall not impact any terms of this Agreement including the base compensation or benefits.

     (2) Other Activities. From time to time Dennis may take or teach college classes but no more than four credit hours per semester, participate in professional organizations and/or be involved in community service activities (such activities to be limited to 3 working hours per week without special board approval. CSC recognizes that such activities benefit both CSC and Dennis.
CSC also recognizes that these activities may put certain demands on the time of Dennis which is not within his control. CSC and Dennis agree to work in a reasonable manner to resolve any conflicts with Dennis' duties at CSC caused by such activities.

4. BASE COMPENSATION.
---------------------
For all Services rendered by Dennis under this Agreement, base compensation shall be paid to him as follows:

     (1) Salary. As salary Dennis shall be paid a minimum base salary of $231,000 per year the first year of this agreement, and such base salary will rise a minimum of 5% per year for each year of this Agreement. However, based upon the performance of the company and Dennis, the Board may set his salary higher than provided for under this section if the Board so chooses. The minimum base salary can be increased but not lowered by the Board of Directors at any-time during the term of this agreement, unless an across the board reduction in all employees' salaries shall be deemed necessary for the financial well being and health of CSC. Should such a reduction occur, Dennis' minimum base salary shall be restored at such time as the other employees return to their previous base salaries. The base salary shall be payable in equal installments not less than monthly. CSC shall deduct and withhold all necessary Social Security and withholding taxes and any other similar sums required by law from Dennis' salary.

     (2) Business Expenses. CSC will reimburse certain business expenses of Dennis as the Board of Directors, or other designated party, from time to time shall specify. Normal business expenses do not require Board approval for reimbursement.

     (3) Benefits. Dennis shall be included in CSCs' major medical and hospitalization plan and other benefit plans including profit sharing, incentive compensation, executive bonus plan, pension plan, group term life insurance and dental plans. In addition, if this Agreement is terminated Without Cause, or is terminated by Dennis for Good Reason, CSC agrees to provide Dennis with major medical and

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hospitalization insurance until Dennis is eligible to receive medi-
care. Such insurance shall not provide benefits less than those provided for other employees through CSCs' group health insurance plan. The coverage that CSC provides Dennis shall be valid regard-less of where Dennis lives.

     (4) Life Insurance Premiums. CSC shall reimburse Dennis for any personal life insurance premiums in the amount of $3,000 per year. Dennis must pay the premium and submit a receipt for reimbursement by the company.

     (5) Vacation and Sick Days. Dennis shall receive 25 days of vacation per year. He can carry over up to 6 days of vacation each year for a total of 31 days in any given year; however, he shall not be entitled to be reimbursed for unused vacation.

     (6) Disability. In the event of accident or illness which prohibits Dennis from performing his normal services for CSC, CSC agrees to continue Dennis' base compensation and any other compensa-tion for a period of 180 days, even if he is unable to return to work for CSC. Also CSC, at its expense, agrees to provide Dennis with long term disability insurance to cover any long term disabil-ities beyond the 180 day period covered by CSC. Such insurance shall provide, at the time of disability, salary replacement of up to 60% of his salary including Social Security payments (or the maximum level of such benefits that Hart or CSC disability insurance covers for any other employee), per year through age 65 and not require him to accept jobs outside of his own occupation through age
65. CSC does not have to provide Dennis with disability insurance if either he or the company, as a whole, becomes uninsurable. If Dennis is disabled during the term of this Agreement and is required to stop performing his duties for a period of time in excess of 180 days, this Agreement shall continue in force; however, if Dennis is unable to perform his duties and is receiving insurance disability payments after 180 days, CSC may suspend payments of his base salary and bonus until he is fit to return to work. If Dennis is able to return to CSC within two years of the suspension of his base salary and bonus, CSC shall allow him to return to work and resume payment of his compensa-tion as defined in this Agreement. If Dennis is unable to resume his duties at CSC within two years of the suspension due to disability then CSC may, at its' sole discretion, terminate any remaining term of this Agreement except for medical insurance and hospitalization benefits, as described in Section 4 paragraph 3, and Life Insurance Premiums, as described in Section 4 paragraph 4, which shall continue to be paid by CSC through any remaining term of this agreement.



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     (7) Emergency Family Leave. During the term of this Agreement, if any member of Dennis' family needs major medical care due to accident, injury or illness, Dennis will be allowed to take up to 4 weeks of emergency family leave, with pay, in any given year. The Board can require Dennis to provide reasonable details of the family medical problem he must attend to. Anytime off beyond the 4 weeks specified herein must be approved by the Board on a case by case basis.

5. BEST EFFORTS.
---------------
Dennis agrees that he will at all times, faithfully, industriously, and to the best of his abilities, experience, and talents perform all duties that may be required of and from him as described in
Section 3, Services. If he fails to perform his duties in a competent manner, CSC shall warn Dennis in writing identifying the specific deficiencies to be corrected, except those deficiencies may not be the result of illness or disability. If Dennis does not correct such deficiencies to the extent an arbiter would require of him in a reasonable time period after being warned, then Dennis may be discharged With Cause after three such warnings in one year and failure on Dennis' part to correct such deficiencies to the satis-faction of an arbiter.

6. TERMINATION BY CSC.
---------------------
     (1) With Cause Termination. A termination of this agreement by CSC under this paragraph shall be considered Termination With Cause. CSC may terminate this Agreement With Cause for the following reasons:

          (i)   If there is substantial and irrefutable evidence
     Dennis embezzled significant assets of CSC,

          (ii) If Dennis is convicted of any felony involving a crime of moral turpitude the result of which causes substantial embarrassment or hindrance to CSC,

          (iii) If Dennis willfully violates the trade secrets pro-visions contained in Section (9) of this Agreement

          (iv)  If Dennis is in breach of Section 5, Best Efforts.

     In the event of termination upon any item described above, prior to the completion of the term of employment specified herein, Dennis shall be entitled to all compensation and other benefits earned by him as provided for in this Agreement, and said accrued compensation shall be paid by CSC within thirty (30) days of the termination date.

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     (2) Termination for Disability. If Dennis should be disabled for a period of more than 180 days in any year, then CSC may suspend Dennis' salary and bonuses with 30 days written notice if CSC has met the criteria as set out in Section 4, Base Compensation Paragraph 6. If CSC is not in compliance with Section 4, Base Compensation, Para-graph 6, and has not insured Dennis for disability, CSC shall be responsible for Dennis' disability payments during his time of dis-ability at the same rate as if insurance were in force. If Dennis' salary and bonuses are suspended because of disability, Dennis shall be entitled to all compensation due him as of the date of suspension as provided for in this Agreement, and any such remaining compensation shall be paid by CSC within thirty (30) days of the suspension date. When Dennis recovers from his disability he may be allowed to return to work as described in Section 4, Base Compensation Paragraph 6.

     (3) Termination by Death. If Dennis should die during the term of this Agreement, CSC may terminate this Agreement immediately upon his death. Dennis' heirs or estate shall be entitled to all compen-sation and other benefits earned by him as provided for in this Agreement, and any remaining compensation shall be paid by CSC to Dennis' estate within thirty (30) days of the termination date.

     (4) Termination Without Cause. Any termination of this agreement except as provided for else where in this section shall be considered Termination Without Cause. If CSC terminates this agreement Without Cause anytime before the end of the employment term defined in this Agreement, Dennis shall be entitled to immediate severance pay of 50% of the base compensation remaining to be paid over the life of the agreement contract or one year's base compensation, whichever is greater. In addition to severance Dennis shall receive all other compensation due him under this Agreement.

7. TERMINATION BY DENNIS.
------------------------
     (1) Termination for Good Reason. Dennis may terminate this agreement For Good Reason, which shall mean for purposes of this
Agreement:

          (i) A change in control of CSC or Hart Scientific. A Change in Control of CSC or Hart Scientific shall mean a change in the basic ownership of CSC and/or Hart shares where 45% or more of the voting shares are acquired or accumulated in one or several transactions by another entity. A Change in Control would be considered to have taken place if the Board fails to re-elect Dennis as President and CEO of Calorimetry Sciences Corporation except as per Section 5 of this agreement, or fails


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     to re-elect Dennis a director of CSC or Hart or removes him from such offices or directorships, or if at any time during the term of the employment he fails to be vested by CSC with the powers and authority of the President of Calorimetry Sciences Corpora-tion except as per Section 5 or if CSC in any substantive way diminishes Dennis' responsibilities, duties, power or authority as set forth under this Agreement. Notwithstanding anything to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any trans-action which results in Dennis, or a group of persons which includes Dennis, acquiring, directly or indirectly, 45% or more of the combined voting power of CSCs' securities.

          (ii) a failure of CSC to comply with any material provi-sion of this Agreement which has not been cured within 30 days after notice of noncompliance has been given by Dennis to CSC.

          (iii) any attempted termination by CSC which is not in compliance with the terms and conditions of this Agreement.

     If Dennis terminates this Agreement for Good Reason, Dennis is due the same compensation as described in Section 6, Termination by CSC, paragraph 4, which is termination Without Cause.

     (2) Voluntary Termination. Dennis may terminate this Agreement at any time by delivering written notice of such termination to CSC ninety days prior to such termination. Loss of the compensation described herein is the only penalty of voluntary early termination by Dennis.

8. STOCK BUY BACK OPTION.
------------------------
For a three year period after termination or expiration of this Agreement, Dennis shall have an option to have CSC buy from Dennis certain common stock share options or any common stock shares resulting from the exercise of those specific options presently exercisable and convertible into shares, in Lifschultz Industries, Inc., that Dennis owns as of the date of this Agreement. The three year period begins at the time of termination or expiration. Thereafter, at the end of each year of the three year period, Dennis may request that CSC buy from him for the price described herein up to 5,260 options or shares. If CSC is unable to afford to purchase all of the options or shares in a one time cash transaction, CSC, at CSCs' discretion, can spread the purchase equally over the next twelve month period. CSC is under no obligation to purchase more than 5,260 shares of Lifschultz Industries, Inc. in any given one


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year period and no more than a total of 15,780 shares over the three years. The 15,780 options or shares from option shall be made up of 12,880 shares (adjusted for reverse split) available to Dennis under his Option Agreement dated June 6, 1988 and 2,900 of the shares (adjusted for reverse split) available to Dennis under the option agreement dated August 2, 1989. The purchase price shall be $7.50 (adjusted for reverse split) per share for any common shares which have been obtained by exercise of these options by Dennis or $5.94 per common share option if purchased by CSC before any exercise by Dennis. Under no conditions may Dennis sell back to CSC shares he has acquired on the market or from another individual, institution or any other source. If Dennis requests that CSC buy less than the annual total of 5,260 shares in any year of the three year period, CSC has no obligation to purchase the untendered shares or options at anytime in the future. This stock buy back option survives this Agreement in any case except voluntary termination by Dennis, as defined in Section 7, Termination by Dennis, Paragraph 2. If Dennis is terminated With Cause, this stock buy back shall become void. If this Agreement is terminated for any other reason under
Section 6, Termination by CSC, or for Good Reason as defined in
Section 7, Termination by Dennis, paragraph 1, the stock buy back is still exercisable under the same terms and conditions as stated herein. In the event of an acquisition by a successor company of CSC (whether direct or indirect, by purchase, merger, consolidation or otherwise), the successor company assumes the obligation of the stock buy back from CSC and CSC is released from any and all obligations under this section.

9.  TRADE SECRETS.
-----------------
     (1) Secret Information. Dennis recognizes that during his employment he will receive, develop, or otherwise acquire information which is of a secret or confidential nature. Except as authorized in writing by CSC, any information of CSC he obtained during the course of his employment relating to inventions, procedures, machinery, apparatus, ideas, technical data, or other information which is of a secret or confidential nature, whether or not acquired or developed by Dennis, he shall use his best efforts to keep confidential during the term of his employment.

     (2) Communication and Patents. Dennis will communicate to CSC promptly and fully all discoveries, improvements, and inventions (hereinafter called "Inventions") made or conceived by him, either solely or jointly with others, during his employment and for six months thereafter, which are similar to actual or anticipated busi-



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ness, work, or investigations of CSC or which result from or are sug-
gested by any work Dennis may do for CSC; and such Inventions, except as provided below, shall be and remain the sole and exclusive property of CSC or its nominees. Any product, substance or process for which a United States patent has been granted and which product, substance or process is developed directly by Dennis during the term of this Agreement, shall be owned one-half by CSC and one-half by him. CSC shall have an exclusive worldwide license to make, use and sell prod-ucts, substances and processes covered by patents obtained. CSC shall have sole authority to determine when an application for a patent shall be pursued for any product, substance or process. If CSC elects to apply for a patent, all expenses incurred in pursuing any patent shall be borne entirely by CSC. If CSC elects not to apply for a patent, the person who should become vested with an interest in the patent, may pursue a patent application at his sole expense.

     (3) Records. Dennis will keep and maintain adequate and current written records of all such Inventions, in the form of notes, sketches, drawings, and reports relating thereto, which records shall be the property of and available to CSC at all times. All such records shall remain on the premises of CSC at all times and shall be deemed to be secret and confidential.

      (4) Title. Dennis will, during and after his employment, at CSC's expense, assist CSC and its nominees in every proper way to obtain and vest in it or them title to patents on such inventions in all countries by executing all necessary documents, including appli-cations for patents and assignments thereof.

10. COVENANT NOT TO COMPETE.
---------------------------
After termination of this Agreement Dennis will not divert or attempt to divert away business from CSC by influencing or attempting to influence any customers of CSC with whom he may have been dealing; provided, however, that the restrictions contained in this sentence shall apply only for a maximum period of two years and to such capacities, functions, operations and areas as shall be reasonably necessary for the protection of CSC and shall be construed to be thus divisible and enforceable provided that CSC has paid Dennis all compensation and other benefits due him under the terms and condi-tions of this Agreement. If CSC has not paid the compensation and other benefits defined herein to him for any reason, this covenant not to compete shall be null and void.

11. SUCCESSORS.
--------------
CSC will require any successor (whether direct or indirect, by

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purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CSC or Hart Scientific (including acquisition of a controlling interest in the stock of CSC or Hart Scientific), by agreement in form and substance reasonably satisfac-tory to Dennis, to expressly assume and agree to perform this Agree-ment in the same manner and to the same extent that CSC would be required to perform it if no such succession had taken place. Failure of CSC to obtain this agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Dennis to receive immediate payment of severance as described in
Section 6 paragraph 4, Termination Without Cause up to a maximum of $500,000.

12. INDEMNIFICATION.
-------------------
CSC shall indemnify Dennis to the full extent of any expenses, penalties, damages or other pecuniary loss which he may suffer as a result of his responsibilities, obligations or duties in connection with carrying out the employment functions defined in this Agreement and in managing the business of CSC, and CSC only, and specifically as a Director and/or Officer of CSC. Such indemnification shall be paid by CSC to Dennis to the extent that fiduciary liability or directors and officers insurance is not available to cover the payment of such items. Expenses incurred by Dennis in defending a claim against him in a Proceeding shall be paid by CSC as incurred and in advance of the final disposition of such Proceeding. The indemnification under this Agreement shall continue as to him even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of Dennis. The indemnification under this Agreement shall cover Dennis' service as a Director and/or Officer and all of his acts in such capacity, whether prior to, or on or after the date of the Agreement. This indemnification does not apply to illegal acts.

13. GOVERNING LAW.
-----------------
This Agreement shall be subject to and governed by the laws of the State of Utah.

14. BINDING EFFECT.
------------------
This Agreement shall be binding upon and inure to the benefit of CSC and Dennis and their respective heirs, legal representatives, personal representatives, successors, and assigns. If he should die while any amounts would still be payable if he had continued to live, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of this Agreement to his designee or, if there is no such designee, to his estate.

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15. ENTIRE AGREEMENT.
--------------------
This writing contains the entire agreement concerning the employment arrangements between the parties and shall, as of the date hereof, supersede all other arrangements between the parties. No waiver or modification of this Agreement nor of any of the conditions contained herein shall be valid unless in writing and duly signed by the party to be charged therewith.

16. ILLEGAL PROVISIONS.
----------------------
If any provision of this Agreement is or becomes or is deemed invalid illegal or unenforceable in any jurisdiction, each provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

17. SECTION HEADINGS.
--------------------
Section headings contained in this Agreement are included for con-venience only and form no part of the agreement between the parties.

18. WRITTEN CONSENT.
-------------------
Neither the Agreement nor any right or obligation arising hereunder may be assigned by Dennis without the prior written consent of CSC.

19. WARRANTIES.
--------------
All representations, warranties, indemnifications, obligations of confidentiality, rights of confidentiality, proprietary rights and indemnifications shall survive the termination of this Agreement.

20. ARBITRATION.
---------------
Should any dispute arise between the parties concerning the performance of this Agreement, the parties agree to mediation and, if not resolved through such mediation within 30 days, final and binding arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association subject Article XII in the case of alleged breach of Articles X or XI. The decision rendered in any arbitration proceedings shall be in writing and shall be set forth the basis therefor. The parties shall abide by the award rendered in the arbitration proceedings, and such award may be entered as a final, non appealable judgment, and be enforced and executed upon, in any court having jurisdiction over the party

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against whom enforcement of such award is sought. Each of the parties agrees (in connection with any action brought to enforce the arbitration provisions of this section) not to assert in any such action, any claim that it is not subject to the personal jurisdiction of such court, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that such mediation or arbitration may not be enforced by such courts. Each party agrees that service of process may be made upon it by any method authorized by the laws of the State of Utah.

21. COSTS AND ATTORNEYS' FEES.
-----------------------------
If Dennis shall incur any costs resulting from efforts to enforce this Agreement, whether by institution of suit or otherwise, CSC shall be liable to Dennis if he is the prevailing party in such action, including reasonable attorneys' fees.

22. WAIVER.
----------
Any failure by either party to insist upon strict performance of this Agreement or any terms hereof shall not be deemed to be a waiver of any of the terms and provisions hereof.

23. DUTY TO MITIGATE.
--------------------
Dennis shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and CSC will not be entitled to set off against amounts payable to him pursuant to this Agreement any amounts earned by him from other employment during the remaining term of this Agreement.

24. BOARD RESOLUTION.
--------------------
This Agreement has been authorized on behalf of CSC at a special meeting of its' Board of Directors by a resolution adopted by a majority of the directors of CSC other than Dennis.

25. BREACHES AND REMEDIES.
-------------------------
In the event Dennis breaches any portion of this Agreement, all








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remedies and liabilities have been defined herein. No other remedies or liabilities exist outside of those defined in this Agreement.




Calorimetry Sciences Corporation.

By:EDWIN A. LEWIS
   --------------
   Edwin A. Lewis
   Executive Vice President and Secretary



By:DAVID LIFSCHULTZ                  Approved by Board of Directors on 8/26/98
   ----------------
   David Lifschultz, Director CSC



DENNIS R. HUNTER
----------------
Dennis R. Hunter
























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